Exhibit 99.36

LEASE INDUCEMENT FEE AGREEMENT
THIS LEASE INDUCEMENT FEE AGREEMENT (this “Agreement”) is made and entered into as of April 30, 2015 (the “Effective Date”), by and between ADCARE HEALTH SYSTEMS, INC., a Georgia corporation (“AdCare”) and ARIA HEALTH CONSULTING, LLC, a Delaware limited liability company (“Aria”).
WHEREAS, AdCare, either directly or through affiliated entities (collectively, the “AdCare Entities”), owns and operates the assisted living facility and the skilled nursing facilities identified on Exhibit “A” attached hereto (each a “Facility” and collectively, the “Facilities”); and
WHEREAS, the AdCare Entities have entered into subleases with certain entities affiliated with Aria (collectively, the “Aria Entities”) dated as of January 16, 2015, as amended by those certain First Amendments to Sublease Agreements dated February 27, 2015, by those certain Second Amendments to Sublease Agreements dated March 31, 2015, and by those certain Third Amendments to Sublease Agreements dated of even date herewith (as amended, collectively, the “Subleases”) pursuant to which the Aria Entities have agreed to sublease the Facilities from the AdCare Entities; and
WHEREAS, as an inducement for the Aria Entities to enter into the Third Amendments to Subleases and to commence operation of the Facilities as of the Lease Commencement Date, AdCare has agreed to pay to Aria a lease inducement fee on the terms and conditions hereinafter set forth.
NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:
1.Capitalized Terms. All capitalized but undefined terms used in this Agreement shall have the meanings ascribed to them in the Subleases.
1.    Lease Inducement Fee. Within one (1) business day following the Lease Commencement Date, AdCare shall pay to Aria a lease inducement fee equal to (i) $2,000,000.00 minus (ii) the Security Deposits for all Facilities, (iii) the first month’s Base Rent for all Facilities and (iv) the first month’s Special Rent for all Facilities (hereinafter such net amount is referred to as the “Lease Inducement Fee”). The Lease Inducement Fee shall be paid by wire transfer in accordance with wire transfer instructions attached hereto as Exhibit “B”.
2.    Severability. Aria and AdCare covenant and agree that the provisions contained herein are reasonable and are not known or believed to be in violation of any federal, state, or local law, rule or regulation. Except as noted below, should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining terms or provisions of this Agreement will not be affected thereby and the invalid or unenforceable term or provision will be deemed not to be a part of this Agreement. The covenants set forth in this Agreement are to be reformed if held to be unreasonable or unenforceable, in whole or in part, and, as written and as reformed, will be deemed to be part of this Agreement.

3.    Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred, in whole or in part, by Aria. Upon a merger or sale of substantially all of the assets or a controlling interest in any or all of AdCare, this Agreement shall remain in full force and effect and be binding against AdCare and its successors-in-interest.
4.    Entire Agreement; Modification; Governing Law. This Agreement constitutes the entire understanding of AdCare and Aria regarding the subjects addressed herein, and this Agreement supersedes and replaces all prior oral or written understandings and discussions concerning such subjects. This Agreement can be modified only by a writing signed both by AdCare and Aria. This Agreement will be interpreted in accordance with and governed by the laws of the State of Arkansas without regarding to conflicts of law principles.
5.    Non-Waiver. The failure of either party to insist upon or enforce strict performance of any provision of this Agreement or to exercise any rights or remedies hereunder will not be construed as a waiver to assert or rely upon any such provision, right or remedy in that or any other instance.
6.    Notices. Any notice or other communication under this Agreement will be in writing, signed by the party making the same, and will be delivered by hand, by overnight delivery service, or sent by certified mail, postage prepaid, addressed as follows: (i) if to AdCare, to Two Buckhead Plaza, 3050 Peachtree Road NW, Suite 355, Atlanta, Georgia 30305 Attn: CEO and (ii) if to Aria, at 2 Office Park Circle, Suite 110, Birmingham, Alabama 35223-2512, Attn: Blaine Brint, CFO. A mailed notice will be deemed given on the date three days after being deposited in the mail with proper postage affixed. Other authorized forms of notice will be deemed given when the notice is actually delivered to the notice address. A notice address may be changed by written notice of the change to the other party.

[Signatures Appear on Following Page]
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the Effective Date.

ADCARE:
ADCARE HEALTH SYSTEMS, INC,
a Georgia corporation

/s/ William McBride
Name: William McBride
Title: Manager / CEO

ARIA
ARIA HEALTH CONSULTING, LLC
a Delaware limited liability company

/s/ R. Denny Barnett
Name: R. Denny Barnett
Title: CEO

EXHIBIT “A”

FACILITIES

Facility Name and Address	Owner	Operator
Homestead Manor Nursing Home 826 North Street Stamps , AR 71860-4522	Homestead Property Holdings, LLC	Homestead Nursing, LLC
Heritage Park Nursing Center 1513 S. Dixieland Road Rogers, AR 72758-4935	Park Heritage Property Holdings, LLC	Park Heritage Nursing, LLC
Stone County Nursing and Rehabilitation Center 706 Oak Grove Street Mountain View, AR 72560-8601	Mt. V Property Holdings, LLC	Mountain View Nursing, LLC
Stone County Residential Care Facility 414 Massey Avenue Mountain View, AR 72560-6132	Mountain Top Property Holdings, LLC	Mountain Top ALF, LLC
West Markham Sub Acute and Rehabilitation Center 5720 West Markham Street Little Rock, AR 72205	Little Rock HC&R Property Holdings, LLC	Little Rock HC&R Nursing, LLC
Woodland Hills Healthcare and Rehabilitation 8701 Riley Dr. Little Rock, AR 72205-6509	Woodland Hills HC Property Holdings, LLC	Woodland Hills HC Nursing, LLC
Northridge Healthcare and Rehabilitation 2501 John Ashley Dr. North Little Rock, AR 72114-1815	Northridge HC&R Property Holdings, LLC	Northridge HC&R Nursing, LLC
Cumberland Health and Rehabilitation Center 1516 South Cumberland Street Little Rock, AR 72202-5065	APH&R Property Holdings, LLC	APH&R Nursing, LLC

EXHIBIT “B”

ARIA’S WIRE INSTRUCTIONS

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